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                    U.S. Securities and Exchange Commission
                            Washington, D.C.  20549


                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-21285

                           Atlantic Financial Corp.
                           ------------------------
            (Exact name of registrant as specified in its charter)

  737 J. Clyde Morris Boulevard, Newport News, Virginia 23601 (757) 595-7020
  --------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $5.00 par value
                         -----------------------------
           (Title of each class of securities covered by this Form)

                                     None
                                     ----
                (Titles of all other classes of securities for
      which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)     [x]    Rule 12h-3(b)(1)(i)      [x]
    Rule 12g-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(ii)    [ ]    Rule 12h-3(b)(2)(ii)     [ ]
                                   Rule 15d-6               [ ]

    Approximate number of holders of record as of the certification or notice date:
                                     1,572
                                     -----

    Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic Financial Corp. caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   February 27, 2001          BY:  /s/ Scott H. Richter
        -----------------              ----------------------
                                       Scott H. Richter,
                                       counsel for Atlantic Financial Corp.,
                                       which was merged into F&M National
                                       Corporation, effective February 26, 2001.